Exhibits 15.3

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

May 16, 2023

To: Emeren Group Ltd.

100 First Stamford Place, Suite 302

Stamford, CT 06902

U.S.A

Re: Consent of DeHeng Law Offices

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for Emeren Group Ltd. (the “Company”) , a company incorporated under the laws of the British Virgin Islands, in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “2022 Annual Report”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the 2022 Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,
/s/ DeHeng Law Offices DeHeng Law Offices